EXHIBIT 5.1

July 29, 2004

Cirrus Logic, Inc.
2901 Via Fortuna
Austin, TX 78746

Re:  Cirrus Logic, Inc. 2002 Stock Option Plan, as amended

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the actions taken and proposed to be taken by Cirrus Logic, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to 3,375,808 shares of its common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Cirrus Logic, Inc. 2002 Stock Option Plan, as amended (the “2002 Plan”) adopted by the Company’s Board of Directors.

I have examined such documents, certificates, records, authorizations and proceedings and have made such examinations as I have deemed necessary or appropriate in order to give the opinion expressed herein, including (i) the Registration Statement, (ii) the certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the amended and restated bylaws of the Company, and (iv) certain resolutions adopted by the Company’s Board of Directors.

In such examinations I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies. Further, I have assumed that (i) the Shares will be issued in accordance with the terms of the 2002 Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law.

Based on the foregoing, it is my opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms of the 2002 Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of Delaware and the federal laws of the United States of America, and I do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Scott Thomas
Scott Thomas
Vice President, General Counsel and Corporate Secretary